FULFILLMENT SERVICING AGREEMENT


This Agreement between Firstar Trust Company ("FTC") and T. O. Richardson Trust (the "Trust") is entered into on this ____day of ___________ 1998.

WHEREAS, the Trust provides investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, FTC provides fulfillment services to mutual funds;

NOW, THEREFORE, the parties agree as follows:

Duties and Responsibilities of FTC

1. Answer all prospective shareholder calls concerning any of the Trust's funds listed in the attached Schedule A which may be modified from time to time.
2. Send all available fund(s) materials requested by the prospect which may include the prospectus, SAI and other material within 24 hours from time of call.
3. Receive and update all the Trust fulfillment literature so that most current information is sent and quoted.
4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).
5. Maintain and store the Trust fulfillment inventory.
6. Send periodic fulfillment reports to the Trust as agreed upon between the parties.

Duties and Responsibilities of the Trust

1.       Provide the Trust fulfillment literature updates to FTC as necessary.
2. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.
3. Provide FTC with any sundry information about the Trust in order to answer prospect questions.

Compensation

The Trust agrees to compensate FTC for the services performed under this agreement in accordance with the attached Schedule B; the Trust agrees to pay all invoices within ten days of receipt.




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Proprietary and Confidential Information

FTC agrees on behalf of itself and its directors, officers, and employees to treat as confidential and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld when FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Termination

This agreement may be terminated by either party upon 30 days written notice.

Dated this  __________ day of ___________1998

FIRSTAR TRUST COMPANY                 T. O. RICHARDSON TRUST


By: ____________________________      By:  ___________________________

Attest:  _________________________    Attest:  _________________________









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